UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 21, 2012
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 21, 2012, Steven Madden, Ltd. (the “Company”) completed the acquisition of the assets (the “Acquisition”) comprising the footwear, handbags and accessories wholesale and retail business (other than specified assets, including cash and cash equivalents) of Steve Madden Canada Inc., Steve Madden Retail Canada Inc., Pasa Agency Inc. and Gelati Imports Inc. (collectively, the “Sellers”), pursuant to the previously reported Asset Purchase Agreement entered into by the Company and the Sellers on January 20, 2012 and reported in the Company’s Current Report on Form 8-K filed with the SEC on January 26, 2012. As previously disclosed, the Acquisition was for a purchase price of approximately $29 million in cash (Canadian dollars, which converts to approximately the same in US dollars), subject to a post-closing working capital adjustment, and the Company and the Sellers entered into an earnout agreement in a form previously agreed to and included as an exhibit to the Asset Purchase Agreement, under which the Sellers may be entitled to receive potential earn-out payments of up to a maximum of $38.0 million (Canadian dollars, which converts to approximately the same in US dollars), in the aggregate, based on achievement of certain earnings targets over a five-year period.

The foregoing description of the Asset Purchase Agreement and the earnout agreement is qualified in its entirety by reference to these agreements filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on January 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2012

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer